UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                                                 SEC FILE NUMBER
                                                                     0-23226

                                  FORM 12B-25

                                                                   CUSIP NUMBER


                          NOTIFICATION OF LATE FILING


(Check  One):  [X] Form 10-K   [ ] Form 20-F [ ] Form 11-K   [ ] Form 10-Q
[ ]  Form  N-SAR   [ ]  Form  N-CSR

     For Period Ended     December 25, 2005
                           ----------------

     [ ]  Transition  Report  on  Form  10-K
     [ ]  Transition  Report  on  Form  20-F
     [ ]  Transition  Report  on  Form  11-K
     [ ]  Transition  Report  on  Form  10-Q
     [ ]  Transition  Report  on  Form  N-SAR

For the Transition Period Ended
                                ----------------

Read  Attached  Instruction  Sheet Before Preparing Form.  Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION
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Grill  Concepts,  Inc.
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Full  Name  of  Registrant

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Former  Name  if  Applicable

11661  San  Vicente  Blvd.,  Suite  404
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Address  of  Principal  Executive  Offices  (Street  and  Number)

Los  Angeles,  California  90049
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City,  State  and  Zip  Code


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PART  II  -  RULE  12B-25(B)  AND  (C)
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If  the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25 (b), the following should be completed. (Check box if appropriate)

          (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
          (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form
[X] N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and
          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART  III  -  NARRATIVE
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State  below  in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q,
N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed.)


     The registrant has experienced a delay in the finalization of financial statements and electronic conversion for purposes of filing via EDGAR. As a result of delays in completion of the financial statements and conversion to EDGAR format, the registrant is unable to file its Form 10-K for the year ended December 25, 2005 by the prescribed due date.




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PART  IV  -  OTHER  INFORMATION
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(1)  Name  and  telephone  number  of  person  to  contact  in  regard  to  this notification

         Michael Sanders         832                  446-2599
         ---------------     -----------          ------------------
             (Name)          (Area Code)          (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                 [X] Yes  [ ] No

     -------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                 [ ] Yes  [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.






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                              Grill Concepts, Inc.
                   ------------------------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date     March 27, 2006     By     /s/ Philip Gay
        ---------------            -----------------------------------
                                   Philip Gay, Chief Financial Officer

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